                                                                   EXHIBIT 10.13

                              RETENTION AGREEMENT


     AGREEMENT, made as of this 10th day of June, 1998 (the "Effective Date"), by and among MANOR CARE, INC., a Delaware corporation (the "Company"), HEALTH CARE AND RETIREMENT CORPORATION, a Delaware corporation ("HCR"), and STEWART BAINUM, JR. (the "Employee").

                              W I T N E S S E T H

     WHEREAS, HCR and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Company will become a wholly-owned subsidiary of HCR; and

     WHEREAS, the Employee has been providing and continues to provide valuable services to the Company in his capacity as Chairman of the Board, President and Chief Executive Officer; and

     WHEREAS, HCR and the Company wish to assure themselves of the continued services of the Employee at least during the period leading up to and immediately following the merger contemplated by the Merger Agreement (the "Merger") by providing an incentive to the Employee to remain in employment; and

     WHEREAS, the Company desires to retain the services of Mr. Bainum as Chairman of the Board, President and Chief Executive Officer of the Company for the period of time up to the consummation of the Merger and, thereafter, as a Special Consultant to HCR; and

     WHEREAS, HCR upon consummation of the Merger desires to utilize the services of Mr. Bainum as a Special Consultant to HCR; and

     WHEREAS, the Employee is willing, for the consideration provided, to continue in the employment of the Company as Chairman of the Board, President and Chief Executive Officer until consummation of the Merger and, thereafter, as Special Consultant to HCR;

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1. Retention Provisions and Stay Bonus. Up to the Effective Time of the Merger, the Employee shall continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company. From the Effective Time of the Merger until December 31, 1998, the Employee shall be employed by the Company as a Special Consultant to HCR with such duties as reasonably requested by the President and reasonably agreed to by the Employee. During this period, the Employee shall receive compensation and benefits at the rate and under the provisions in effect on the date hereof. If the Employee remains in employment with the Company until December 31, 1998, the Employee shall be entitled to receive within 30 days thereafter in a lump sum a special bonus in the amount of $838,724. Except as provided in Section 2 below, such special bonus shall not be payable if the Employee's employment with the Company terminates prior to December 31, 1998.

     2. Bonus Upon Early Termination. (a) If the Employee's employment with the Company shall terminate prior to December 31, 1998 either (i) because of termination by the Company other than for Cause (as hereinafter defined) or (ii) because of termination by the Employee for Good Reason (as hereinafter defined), the Employee shall be entitled to receive a special bonus in the amount of $838,724. Such special bonus shall be paid in a lump sum within 30 days after the date of such termination of employment.

     (b) For purposes of this Agreement, "Cause" shall mean the Employee's (i) willfully engaging in conduct which is materially and demonstrably injurious to the Company, or (ii) willfully engaging in an act or acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company.

     (c) For purposes of this Agreement, "Good Reason" shall mean (i) a significant reduction after the Effective Time of the Merger in the scope of the Employee's authority, position, title, functions, duties or responsibilities as Special Consultant to HCR, (ii) the relocation of the Employee's office location to a location more than 25 miles away from the Employee's principal place of employment on the Effective Date, (iii) any reduction in the Employee's base salary, (iv) a significant change in the Company's annual bonus program adversely affecting the Employee, or (v) a significant reduction in the other employee benefits provided to the Employee.

     3. Additional Benefits upon Termination Without Cause or For Good Reason. If the Employee's employment with the Company shall terminate (regardless of whether before December 31, 1998 or on or after such date) either (i) because of termination by the Company other than for Cause (as defined in Section 2(b)) or
(ii) because of termination by the Employee for Good Reason (as defined in Section 2(c)), the Employee shall be entitled to the following:

     (a) The Company shall pay to the Employee as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the maximum bonus that the Employee could have received under the Company's annual bonus program for the fiscal year in which his employment terminates. Such portion shall be determined by dividing the number of days of the Employee's employment during such fiscal year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Employee shall have no right to any further bonuses under said program.

     (b) The Employee shall receive under the Company's Supplemental Executive Retirement Plan (the "SERP") the benefits that he would have been entitled to receive under the SERP if he had continued in employment with the Company for the period beginning on his date of termination of employment and continuing thereafter for a period of years and months corresponding to the Applicable Multiple and had received base salary for such period at the rate in effect on such date of termination of employment. For purposes of this Agreement, the Applicable Multiple shall be the greater of (i) two years or (ii) the number of years from the date of the Employee's termination of employment until June 9, 2001 (such number of years to be determined by treating each full 12-month period as one year and each month or part thereof in excess of full 12-month periods as one-twelfth of a year).

     (c) The Company shall credit to the Employee's Company Contribution Account under the Company's Nonqualified Retirement Savings and Investment Plan (the "Nonqualified Plan"), effective as of the date of the Employee's termination of employment, an amount equal to the product of (i) 6%, (ii) the Applicable Multiple, and (iii) the Employee's annual rate of base salary immediately preceding his termination of employment. In addition, effective as of the date of the Employee's termination of employment, the Employee's account balance under the Nonqualified Plan (as adjusted pursuant to the preceding sentence) shall be increased by a factor of 20%, and the Employee shall receive credit for vesting purposes for an additional period of service equal to the period of years and months corresponding to the Applicable Multiple.

     4. Entitlement To Other Benefits. Except as provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Employee or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

     5. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall, if the Employee so elects, be settled by arbitration, conducted before a panel of three arbitrators in Washington, D.C. in accordance with the applicable rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. Such arbitration shall be final and binding on the parties. The panel of arbitrators shall be selected as follows: the Employee and the Company shall each designate an individual to act as arbitrator; the two arbitrators shall then jointly designate a third arbitrator.

     6. Legal Expenses. If any dispute or controversy arises under or in connection with this Agreement, the Company shall promptly pay all legal fees and expenses, including, without limitation, reasonable attorneys' fees, incurred by the Employee in seeking to obtain or enforce any right or benefit under this Agreement, provided, however, that this obligation of the Company shall not apply unless the Employee prevails in whole or in part.

     7. Successors. This Agreement shall be binding upon and inure to the benefit of the Employee and his estate and the Company and any successor or Parent (as hereinafter de-fined) of the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Employee. For purposes of this Agreement, the term "Company" shall include Manor Care, Inc. and its successors and any Parent thereof. "Parent" shall mean any company owning, directly or indirectly, stock possessing more than 50% of the total combined voting power of all classes of stock in Manor Care, Inc. or its successor entitled to vote.

     8. Obligation of HCR. HCR shall cause the Company to satisfy its obligations under this Agreement; provided, however, that HCR shall have no obligations or liabilities under this Agreement if the transactions contemplated by the Merger Agreement are not consummated.

     9. Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10. Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Employee and to its principal executive offices in the case of the Company. Either party may by giving written notice to the other party in accordance with this Section 10 change the address at which it is to receive notices hereunder.

     11. Controlling Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflict of laws).

     12. Changes to Agreement. This Agreement may not be changed orally but only in a writing, signed by the party against whom enforcement is sought.

     13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

     14. Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to its subject matter and supersedes all prior agreements, drafts, and written or oral representations of either party.

     15. Employment Agreement Superseded. Any Employment Agreement between the Company or HCR and the Employee dated on or before the date of this Agreement is superseded by this Agreement and shall be of no force and effect effective as of June 10, 1998.

     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

EMPLOYEE:                            MANOR CARE, INC.



______________________                  By:____________________________________



                    ATTEST:



                    By:____________________________


                    HEALTHCARE AND RETIREMENT CORPORATION



                    By:____________________________